EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reports Q3 2007

Financial Results and Business Highlights

WATERTOWN, Mass., November 8, 2007 — Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the third quarter ended September 30, 2007 and commented on its business and progress.  The Company is moving aggressively to file its planned New Drug Application (NDA) submission for its lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, which is planned for early in 2008.  Imagify is a Perfusion Stress Echo imaging agent for use in detecting coronary artery disease.

Major Accomplishments

•                  Began focused effort on potential partnership discussions for Imagify and continue extensive dialogue with a wide range of parties

•                  Successfully completed Chemistry Manufacturing and Controls (CMC) meeting with FDA as part of continued push for Imagify NDA filing preparation

•                  Appointed Chief Financial Officer with extensive experience

•                  Imagify’s Phase 3 clinical results were presented at the prestigious American Heart Association meeting

Business Priorities

Acusphere’s key current priorities are:

•                  Preparing the regulatory submissions for Imagify

•                  Continuing active potential partnership discussions for Imagify and a potential Abraxane® bioequivalent

The Company continues to focus on the steps necessary to submit an NDA for Imagify and support the Marketing Authorization Application (MAA) filing in Europe by Nycomed, its European partner. In addition to preparing the clinical sections of the NDA, Acusphere is working to qualify its commercial manufacturing facility for Imagify, including aseptic validation, process performance qualification and continued product stability testing. The Company plans to complete these qualification steps in time to support the NDA submission in early 2008. In addition, the Company announced during the third quarter that it was actively engaged in wide-ranging partnership discussions with respect to Imagify, and those discussions are now moving into a phase where proposals are being received.

Sherri C. Oberg, President and CEO of Acusphere, said, “We are very pleased by the reactions we received to the presentation of our Imagify Phase 3 clinical trials at the American Heart Association meeting this week. Now, for the first time, we have publicly released data that we believe proves that our ultrasound readers were making the same trade-offs in sensitivity and specificity that the nuclear readers were making, across the two studies. This increases our comfort that Imagify has the same sensitivity and specificity as nuclear as well as equivalent accuracy, and boosts our confidence in the strength of the NDA filing.”

She added, “The quality and volume of potential partnership discussions during the quarter was also quite gratifying, since they affirm our belief in the significant market opportunity that Imagify addresses.”

Imagify Clinical Results Presented at AHA

Acusphere’s clinical results for its RAMP-1 and 2 Phase 3 studies for Imagify were selected for oral presentation at the American Heart Association meeting on November 6 in Orlando, in a session led by lead clinical investigator Dr. Roxy Senior. The presentation was attended by many cardiologists and provided the opportunity to share a clinician’s perspective on the strengths and benefits of Imagify with this important audience.

Management Team Appointment

In early October, Acusphere announced the appointment of Lawrence A. Gyenes as Senior Vice President, Chief Financial Officer and Secretary. Mr. Gyenes brings substantial experience as a CFO of several public and private companies such as Searle, Helene Curtis and CompuServe as well as specialty pharmaceutical and biotech companies such as Reliant and Savient Pharmaceuticals.

Financial Results

The Company’s financial results for the quarter ended September 30, 2007, are summarized in the accompanying table and detailed in Acusphere’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission.

The Company recognized $0.7 million in collaboration revenue during the third quarter of 2007. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights for the Company’s lead product candidate, Imagify. As of September 30, 2007, the Company had $5.3 million in deferred revenue.

Operating expenses for the third quarter of 2007 were $14.8 million, versus $12.9 million in the prior year period. The increase primarily reflects increased expenses for salaries and contract services as the Company continued qualification activities in its manufacturing facility in support of an Imagify NDA submission. Operating expenses in the third quarters of both years include non-cash expenses of $3.1 million for depreciation, amortization and stock options.

The net loss after dividends for the third quarter of 2007 was $14.6 million, or $0.32 per common share, versus a net loss of $13.3 million, or $0.46 per common share, in the prior year period.

As of September 30, 2007, the Company’s balance sheet included approximately $67.5 million in total assets, comprised primarily of $39.5 million in cash and short-term investments and $25.5 million in property and equipment, net of accumulated depreciation. The Company is narrowing its guidance for Q4 2007 from $10-15 million in cash operating expenses to $11-14 million.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Thursday, November 8, 2007, commencing at 4:30 PM (Eastern Time). The conference call will cover the Company’s financial results, operating results and business outlook and will be led by Sherri C. Oberg, President and Chief Executive Officer and also feature Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer of Acusphere, Dennis Bucceri, Senior Vice President of Regulatory Affairs and other members of Acusphere’s senior management team. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-299-9086, or internationally 1-617-786-2903, using the confirmation code: 97313113. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through December 6, 2007 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 35810449.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. In May 2007 we announced the results of our Phase 3 clinical program for Imagify. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual

U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms:

MAA: Marketing Authorization Application seeking European regulatory approval to market and sell a new drug such as Imagify.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

RAMP-1&2: Imagify Phase 3 pivotal trials: Real-time Assessment of Myocardial Perfusion 1 & 2.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s financial guidance for Q4 2007, the efficacy, safety and tolerability of Imagify, the timing of an NDA and MAA submission for Imagify and likelihood of regulatory approval , the commercial opportunity for Imagify, manufacturing qualification, the Company’s intention to develop and seek regulatory approval for AI-850 as a bioequivalent of Abraxane, the commercial opportunity for such product candidate and other business development efforts, including partnership discussions. There can be no assurance that regulatory authorities will accept the Company’s NDA or MAA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. There can be no assurance that partnership discussions will result in an agreement. The Company’s Q3 2007 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential affects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue	$667	$12	$2,000	$1,115
Operating expenses:
Research and development	11,728	9,993	32,571	42,507
General and administrative	3,092	2,943	9,669	8,537
Total operating expenses	$14,820	$12,936	$42,240	$51,044

Interest and other income (expense)	139	125	(823)	224
Change in valuation of derivative	13	57	(106)	633

Net loss	$(14,001)	$(12,742)	$(41,169)	$(49,072)
Dividends on preferred stock	(561)	(593)	(1,714)	(1,787)

Net loss available to common stockholders	$(14,562)	$(13,335)	$(42,883)	$(50,859)

Net loss per common share – basic and diluted	$(0.32)	$(0.46)	$(1.04)	$(1.91)
Weighted-average shares outstanding – basic and diluted	46,213	28,819	41,411	26,571

CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	September 30, 2007	December 31, 2006

Cash and short-term investments	$39,510	$59,750
Current assets	40,417	60,591
Total assets	67,511	94,822
Current portion of deferred revenue	2,667	2,667
Other current liabilities	15,615	19,658
Long-term liabilities	12,814	14,048
Stockholders’ equity	36,415	58,449

Contact: Mary Conway Conway Communications	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800 Acusphere, Inc.